EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended September 30, 2019.

Financial Highlights Q1, 2019-20

●	Net revenues increased to PKR 1,318 million compared to PKR 1,222 million in corresponding quarter of last fiscal year

●	Gross profit increased to PKR 511 million versus PKR 485 million in the same period of last fiscal year

●	Company posted a net loss of PKR 190 million compared to a net profit of PKR 135 million last year

Company posted revenues of PKR 1,318 million for the quarter ended September 30, 2019 compared with PKR 1,222 million in same quarter of last year. Gross profit increased to PKR 511 million compared to PKR 485 million in the corresponding period. Cost of sales of the company increased from PKR 737 million to PKR 807 million. The Company posted a net loss after tax of PKR 190 million or a loss of PKR 2.11 per diluted share in comparison of a net profit of PKR 135 million or PKR 1.51 per diluted share in the same quarter of fiscal year 2019. Included in net loss is foreign currency exchange loss of PKR 249 million compared to a foreign currency gain of PKR 7 million in the corresponding period of fiscal 2019.